EXHIBIT 10.3

Agreement, dated as of December 31, 2018, by and between ZTI Acquisition Subsidiary III Inc. and Riverside KM Beteiligung GmbH, on various issues in relation to postponed closing

[Attached]

31 December 2018
Riverside KM Beteiligung GmbH (as Seller) and ZTI Merger Subsidiary III, Inc. (as Purchaser)
Agreement on Various Issues in relation to Postponed Closing related to PROJECT CONNECT

AGREEMENT ON VARIOUS ISSUES IN RELATION TO POSTPONED CLOSING

This Agreement on various issues in relation to postponed closing (the "Agreement") is dated 31 December 2018,

and made by and between

(1)

Riverside KM Beteiligung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hanover under registration number HRB 208686, and having its registered office in Alter Hof 5, 80331 München (the "Seller"); and

(2)

ZTI Merger Subsidiary III Inc., a corporation with limited liability, organized under the laws of Delaware, registered under registration number 3056631 and having its business address in 7195 Oakport Street, Oakland, California 94621 and its registered office in 15 East North St., City of Dover, County of Kent, Delaware, USA (the "Purchaser")

(the Seller and the Purchaser collectively referred to as the "Parties", and each of them as a "Party").

Recitals

A.

Whereas, on 5/6 October 2018, the Parties entered into a Share Purchase Agreement notarized by the notary public Dr. Gesa Beckhaus in Hamburg (roll of deeds no. 1206/2018 B) according to which the Seller sold all of its shares in Keymile GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, having its registered office at Wohlenbergstraße 3, 30179 Hannover, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hanover under registration number HRB 208686, to the Purchaser (the "SPA").

B.	Whereas, according to Section 8.2.1 (h) of the SPA, the Seller shall provide the Purchaser with a copy of the Sell-Side W&I Insurance (the "Policy").
C.

Whereas, the Policy states in its Section 7.15 that a payment of any Insured Loss (as defined thereunder) shall be made to (i) the Seller or (ii) directly with discharging effect (schuldbefreiend) to Keymile GmbH upon written request to AIG by the Seller.

D.

WHEREAS, the Parties discussed with regard to the Policy how to make sure that although the Seller is the insured party under the policy it is finally secured that payments under the Policy received by the Seller are used to satisfy any Insured Loss (as defined under the Policy). The Parties agreed to enter into this agreement which shall give the right to the Purchaser to demand from the Seller

(i) payment of any Insured Loss (as defined under the Policy) by AIG directly to Keymile GmbH or, alternatively in case this is not accepted by AIG,

(ii) immediate forwarding of any payments received from AIG under the Policy to the Purchaser,

in each case less any commercially reasonable and proven costs, expenditures or losses the Seller will incur in connection with the Insured Tax Event (including payments made from the Seller to the Company, as defined in the SPA, or to the Purchaser in this respect) (the “Seller’s Enforcement Costs”). For the avoidance of doubt, costs, expenditures or losses resulting from any delay under or any breach of the obligations of the Seller under the Policy are not included in the Seller's Enforcement Costs.

E.

WHEREAS, pursuant to Section 8.1 of the SPA, Closing should have taken place at 9:00 a.m. (CET) on 27 December 2018 (the "Actual Closing Date"). While the Seller wanted to close on the Actual Closing Date, the Purchaser proposed to have Closing on 3 January 2019, 9:00 a.m. (CET) (the "Deferred Closing Date"). After further discussions between the Parties, the Seller accepts (without prejudice in any way) to currently not enforce the NY Law Guarantee based on (i) the assumption that Closing will occur on the Deferred Closing Date and (ii) the mutual understanding of the Seller and the Purchaser that the Purchaser will indemnify and hold harmless (freistellen) the Seller from and against specific liabilities as specified hereafter in section 3.2 hereof.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the SPA and in the Policy, unless the context requires otherwise.

2.	Agreement Regarding Sell-Side W&I Insurance
2.1	Subject to (aufschiebend bedingt auf) the occurrence of Closing on the Deferred Closing Date, the Parties hereby agree the following with regard to Section 7.15 of the Policy:
a)

The Purchaser has the right to instruct the Seller to demand from the Insurer the payment of any Insured Loss (except for an amount to be paid to the Seller to cover the Seller’s Enforcement Costs) directly with discharging effect (schuldbefreiend) to Keymile GmbH in accordance with Section 7.15 of the Policy. Upon such request the Seller shall without undue delay request from the Insurer that payment of the Insured Loss (after having deducted the Seller’s Enforcement Costs) shall be made with discharging effect (schuldbefreiend) to Keymile GmbH. The Seller shall provide a copy of such request and confirmation of receipt to the Purchaser. Or in case such payment instruction is not accepted by AIG,

b)	Seller shall immediately forward any payments received from AIG under the Policy to the Purchaser with the exception of those amounts necessary to cover the Seller’s Enforcement Costs.
2.2

The Seller shall keep the Purchaser reasonably informed to enable the Purchaser to exercise its rights under this Section 2. Further, the Seller shall deliver to the Purchaser the calculation and underlying proof of any Seller's Enforcement Costs, and the Purchaser has the right to review.

3.	Postponed Closing
3.1	The Seller herewith accepts, without prejudice in any way, to not enforce the NY Law Guarantee until the Deferred Closing Date.
3.2

The Purchaser acknowledges that, at the Seller’s request, it will indemnify and hold harmless (freistellen) the Seller from and against commercially reasonable and proven (nachgewiesenen) liabilities, damages, losses, costs and/or expenses which are caused by the fact that Closing has not occurred on the Actual Closing Date (“Delayed Closing Costs”), thereby understood that

(a)

as of today the Seller is not aware (hat keine positive Kenntnis) of any Delayed Closing Costs until the Deferred Closing Date and does not assume (but as of today cannot exclude also) to face Delayed Closing Costs until the Deferred Closing Date other than those mentioned in below lit. (c) and (d) of this Clause 3.2; any Delayed Closing Costs the Seller is aware of (hat positive Kenntnis)

as of today and which are not mentioned in below lit. (c) and (d) of this Clause 3.2 are explicitly excluded and no obligation of the Purchaser to indemnify the Seller shall arise due to such known Delayed Closing Costs; and

(b)	Seller shall use best effort to minimize any Delayed Closing Costs; and
(c)	fees for the Seller’s legal advisors shall be capped at an amount of EUR 20,000 provided that Closing occurs on the Deferred Closing Date; and
(d)

Delayed Closing Costs might occur due to the fact that the PLTA (as defined in the SPA) now remains valid throughout the entire year 2018 and has not been terminated anytime in 2018 due to Closing not having occurred on the Actual Closing Date with the proviso that in case those costs are caused by income taxes (German corporate and trade Tax) the costs shall be limited to those economically relating to Keymile GmbH and for time periods starting on the Tax Effective Date (as defined in the SPA).

For the avoidance of doubt, it remains Seller's obligation to indemnify and hold harmless the Purchaser from and against any and all withholding taxes payable by a Group Entity on actual or constructive dividends of a Group Entity up and until the Deferred Closing Date.

3.3	The Seller declares that it will not charge Default Interest pursuant to Section 5.4.1 of the SPA if Closing occurs on the Deferred Closing Date at the latest.
4.	Governing Law And Jurisdiction
4.1	This Agreement shall be governed by German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).
4.2

Any dispute, controversy or claim under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS), including the Supplementary Rules for Expedited Proceedings, without recourse to the ordinary courts of law. The venue of the arbitration shall be Hamburg, Germany. The language of the arbitration proceedings shall be English, provided, however, that written evidence may be submitted in either the English or the German language. In the event that mandatory applicable law requires any dispute, controversy or claim under or in connection with this Agreement or its validity to be decided upon by an ordinary court of law, the competent courts in Hamburg, Germany shall have exclusive jurisdiction.

5.	Severability

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 4 shall not result in a reversal of the burden of proof but that Section 139 BGB is hereby excluded in its entirety.

[Signature page follow]

SIGNATURES

31 December 2018 / Munich (date/place) /s/ Peter Schaberger / Bernd Starrock Riverside KM Beteiligung GmbH, represented by: Name: Peter Schaberger / Bernd Starrock Position: Managing Directors	31 December 2018 / Hamburg (date/place) /s/ Jan-Philipp Meier ZTI Merger Subsidiary III, Inc., represented by: Name: Jan-Philipp Meier Position: on the basis of power of attorney dated 25 September 2018